EXHIBIT 99.1

CatchMark Completes Acquisition of 18,063 acres of Prime Oregon Timberlands; Closes on Amended Credit Facility

ATLANTA - August 30, 2018 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the completion of its acquisition of 18,063 acres of prime Oregon timberlands for $88.8 million from Forest Investment Associates (FIA). The timberlands - known as the Bandon Property - are strategically situated within the Douglas fir/western hemlock zone between the Coos Bay markets and Roseburg mills approximately 150 miles southwest of Portland.

Jerry Barag, CatchMark’s President and CEO, said; “Bandon marks our expansion into the Pacific Northwest and offers the high-quality stocking characteristics and sustainability attributes CatchMark seeks to support solid, long-term earnings growth for our stockholders.”

The Bandon timberlands feature:

•	Merchantable stocking of 4.2 MMBF/gross acre (32 tons/acre) with a five-year average harvest of 10.3 MMBF per year (79,000 tons per year).

•	Merchantable inventory of 87% commercial conifers, including 77% Douglas fir compared to a 65%-70% regional average.

•	A strong balance of merchantable timber and pre-merchantable acres for long-term sustainability.

•	More than 90% of the expected five-year average harvest volume from sawtimber.

•	Exposure to a highly desirable wood basket with tight supply-demand dynamics and both domestic and international market exposure.

CatchMark funded the Bandon purchase from a combination of cash on hand and borrowing under an amended credit facility, which closed last week. The amended facility increased total capacity by $75 million; right-sized its multi-draw term loan to $200 million; and added a new seven-year $140 million term loan to refinance existing debt under the multi-draw term loan. The loan facility will bear interest at an adjustable rate equal to a base rate plus 0.7% or a LIBOR rate plus 1.70%.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in approximately 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of July 6, 2018

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Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
Uinfo@catchmark.comU            marybeth@millerryanllc.com